EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 19, 2005 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.210129 per unit, payable on August 12, 2005, to unitholders of record on July 29, 2005.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in May.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month Distribution	2,577,000	83,000	$6.34

Prior Month Distribution	2,451,000	82,000	$6.36

(a)       Sales volumes are recorded in the month the trust receives the related net profits income.  Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Eleven wells are currently being drilled on the underlying properties.  Budgeted development costs of $3,300,000 were deducted for this distribution. Production expense for the month was $1,674,000 and overhead was $655,000.

Development Costs

Because of increased development activity and higher drilling costs, XTO Energy has advised the Trustee that it has increased the monthly development cost deduction from $2,400,000 to $3,300,000 beginning with the July 2005 distribution.  This increased monthly deduction is expected to be maintained at least through the December 2005 distribution.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800